For Immediate Release
Thursday, October 11, 2018
Contact: Ryan Hornaday, EVP/CFO & Treasurer
rhornaday@emmis.com
317.266.0100

Emmis Announces Second Quarter Earnings
Strong finish for Q2 continuing into Q3

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter ending August 31, 2018.

Emmis’ radio net revenues for the second fiscal quarter were $30.7 million, down from $41.8 million in the prior year. Sales of radio stations (KPWR in LA in August 2017 and four radio stations in St. Louis on April 30, 2018) make our reported results not comparable year-over-year.
Pro forma for all radio station sales, Emmis’ second quarter radio revenues as reported to Miller Kaplan, which excludes barter revenues and syndication revenues, were down 7% in markets that were down 4%. Our underperformance is principally due to weather-related issues for New York’s Summer Jam in June, which led to Emmis’ June revenues declining 16% for the month.

“Emmis’ radio revenues were up 2% in both July and August, and Emmis’ third quarter is off to a strong start with September revenues up 1% and October pacing up double digits, which would be our strongest month in four years,” said Jeff Smulyan, CEO & Chairman of the Board of Emmis. “Ratings remain strong in New York and continue to improve in Indianapolis. Austin has rebranded KGSR as Austin City Limits Radio, the result of a multi-year licensing agreement with Austin City Limits Enterprises, LLC, creating an eclectic format sure to connect with Austin listeners. Also, our dynamic pricing business, Digonex, has seen a surge of new clients in the last couple of months and we are more excited than ever about the prospects for that business moving forward.

“For the past several months, Emmis and other companies in the radio industry have been working diligently to form a consortium that would own and operate the NextRadio and TagStation businesses,” Smulyan continued. “The participating companies envisioned using their collective scale and resources to build an attribution platform for the radio industry that would have provided the common language and measurement that radio advertisers are demanding.  Unfortunately, the consortium has not been formed and these efforts appear to have been unsuccessful.  Because Emmis is unwilling and unable to continue to fund the NextRadio and TagStation businesses as they are currently structured, we plan to dramatically reduce the operations of these businesses and explore other means of eliminating the operating losses from these businesses in the coming months.”

A conference call regarding earnings will be hosted today at 9 a.m. Eastern today by dialing 1-517-623-4891 and entering passcode 9094317.  Questions may be submitted via email to ir@emmis.com. A digital playback of the call will be available until Thursday, October 18 by dialing 1-402-220-3762.

Emmis has included supplemental pro forma net revenues, station operating expenses, and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

About Emmis Communications
Emmis Communications Corporation (Nasdaq: EMMS) owns 11 FM and 3 AM radio stations in New York, Austin (Emmis has a 50.1% controlling interest in Emmis’ 6 radio stations located there) and Indianapolis. Emmis developed and licenses TagStation®, developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones, and developed the DialReport®, a data attribution platform for the radio industry.  Emmis also owns a controlling interest in Digonex, which provides dynamic pricing solutions across multiple industries.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	competition from new or different media and technologies;

•	loss of key personnel;

•
increased competition in our markets and the broadcasting industry, including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	fluctuations in the market price of publicly traded or other securities;

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	enforcement of rules and regulations of governmental and other entities to which the Company is subject;

•	changes in radio audience measurement methodologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended August 31,		Six months ended August 31,

	2018	2017	2018	2017
OPERATING DATA:
Net revenues:
Radio	$30,731	$41,764	$57,115	$80,470
Publishing	897	846	2,170	1,990
Emerging Technologies	428	238	777	552
Total net revenues	32,056	42,848	60,062	83,012
Station operating expenses excluding depreciation and amortization expense:
Radio	22,660	29,881	40,353	56,015
Publishing	1,009	1,104	2,208	2,459
Emerging Technologies	2,334	2,919	4,973	6,660
Total station operating expenses excluding depreciation and amortization expense	26,003	33,904	47,534	65,134
Corporate expenses excluding depreciation and amortization expense	2,802	2,538	5,310	5,281
Depreciation and amortization	779	881	1,578	1,859
Loss (gain) on sale of assets, net of disposition costs	15	(76,706)	(32,052)	(76,706)
Loss on disposal of property and equipment	—	12	—	12
Operating income	2,457	82,219	37,692	87,432
Interest expense	(1,715)	(4,548)	(4,356)	(9,214)
Loss on debt extinguishment	—	(2,523)	(771)	(2,523)
Other income, net	36	11	52	14
Income before income taxes	778	75,159	32,617	75,709
Provision for income taxes	346	4,394	7,946	4,372
Consolidated net income	432	70,765	24,671	71,337
Net income attributable to noncontrolling interests	805	808	1,559	1,647
Net (loss) income attributable to the Company	$(373)	$69,957	$23,112	$69,690

Basic net (loss) income per common share	$(0.03)	$5.69	$1.85	$5.67
Diluted net (loss) income per common share	$(0.03)	$5.59	$1.71	$5.59

Basic weighted average shares outstanding	12,522	12,292	12,521	12,287
Diluted weighted average shares outstanding	12,522	12,513	13,495	12,463

	Three months ended August 31,		Six months ended August 31,

OTHER DATA:
Station operating income (See below)	$6,125	$9,121	$12,671	$18,204
Cash paid for (refund from) income taxes, net	(20)	(172)	349	(19)
Cash paid for interest	1,237	4,922	3,280	8,321
Capital expenditures	84	441	104	838

Noncash compensation by segment:
Radio	$48	$153	$95	$278
Publishing	1	1	2	3
Emerging Technologies	23	23	46	45
Corporate	366	530	758	1,070
Total	$438	$707	$901	$1,396

COMPUTATION OF STATION OPERATING INCOME (LOSS):
Operating income	$2,457	$82,219	$37,692	$87,432
Plus: Depreciation and amortization	779	881	1,578	1,859
Plus: Corporate expenses	2,802	2,538	5,310	5,281
Plus: Station noncash compensation	72	177	143	326
Less: Loss (gain) on sale of assets, net of disposition costs	15	(76,706)	(32,052)	(76,706)
Plus: Loss on disposal of property and equipment	—	12	—	12
Station operating income	$6,125	$9,121	$12,671	$18,204

SELECTED BALANCE SHEET INFORMATION:	August 31, 2018	February 28, 2018
Total Cash and Cash Equivalents	$7,150	$4,107
Credit Agreement Debt	$28,000	$78,451
98.7FM Nonrecourse Debt	$50,691	$53,919
Other Nonrecourse Debt	$10,033	$9,992